Exhibit 99.1

GTSI Provides Updates to Credit Facility

Announces Postponement of Releasing Fourth Quarter and FY 2005
Financial Results

Chantilly, Virginia, March 3, 2006 – GTSI Corp. (NASDAQ: GTSI), a leading information technology solutions provider to the government market, today announced that it received a notice of default of certain financial covenants from its lending group related to its pre-tax earnings for the trailing twelve months.  The Company is currently in negotiations with its lenders to obtain a forbearance agreement to secure a commitment from the lenders to forbear temporarily from enforcing their rights and remedies, as a result of the above-referenced events of default.  The credit facility lenders have also elected to have the loan facilities terminate on the Initial Maturity Date of May 31, 2006 (rather than extend for a one-year renewal period) and the entire unpaid loan balance would be payable on May 31, 2006.  The Company is also proceeding to arrange a new financing agreement to meet its longer term borrowing needs.

“We are diligently working with our lenders and are confident that the matters at hand will be resolved in a timely fashion,” said Jim Leto, President and Chief Executive Officer of GTSI.  “We have a healthy balance sheet, solid collateral for lending and continue to meet all of our financial obligations.  In recent quarters, GTSI has struggled with the implementation of our new enterprise resource systems, which in turn exposed weaknesses in our processes and procedures.  While customer satisfaction has rebounded of late, outstanding delivery issues, excess inventory matters, and stabilization of our supply chain remain outstanding issues.”

In addition, the Company will not be reporting its fourth quarter and year-end 2005 financial results on March 7, 2006 as was previously scheduled.  A press release will be issued addressing the company plans to announce results.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s Lines of Business incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

GTSI Contact:

Paul Liberty

703.502.2540

paul.liberty@gtsi.com

### ### ###

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other Countries.  All trade names are the property of their respective owners.